                                                                    EXHIBIT 99.1

                         [LETTERHEAD OF SIGMA-ALDRICH]

From: David R. Harvey, Chairman, President and CEO    For questions, contact:
                                                      Kirk A. Richter, Treasurer
                                                      (314) 286-8004

                              FOR IMMEDIATE RELEASE

October 21, 2003

SIGMA-ALDRICH (NASDAQ: SIAL) Q3 DILUTED EPS UP 16% ON COMPARABLE BASIS AS PROFIT
      MARGINS IMPROVE. 2003 EPS FORECAST REAFFIRMED.

HIGHLIGHTS:

Continuing Operations:

..   Reported sales in Q3 2003 increased 3.1%. Continued sluggishness in the U.S.
    pharmaceutical market and slower growth in international sales than in earlier quarters of 2003 resulted in a 1.6% decline in currency adjusted sales.
..   Diluted EPS for Q3 2003 increased to $.66 -- up 20% on a reported basis and
    16% on a comparable basis -- and Q3 operating income margin improved to 22%.
..   Management forecasts full year 2003 diluted EPS of $2.65 to $2.68, in line with prior guidance.

Financial Condition:

..   Return on equity improved to 20.6%, achieving long-term 20% goal one year ahead of plan.
..   Strong cash flow from operations and working capital management added $65 million to net cash balances in Q3.


OVERALL RESULTS:

Continuing Operations:

Reported sales for the Company's Scientific Research, Biotechnology and Fine Chemicals businesses combined increased 3.1% in the third quarter of 2003 compared to the same quarter of 2002, bringing the year-to-date gain to 7.2%. Currency benefits contributed 4.7% and 7.1% of the third quarter and year-to-date gains, respectively. Our earlier expectation for improved unit volumes was impacted by continued soft market conditions in the U.S. pharmaceutical sector and a volume decline internationally as the European pharmaceutical market and general market conditions continued to deteriorate in the third quarter.

Reported operating and pretax income margins in the third quarter of 2003 reached their highest level in recent years at 22.1% and 21.4% of sales, respectively, as favorable product mix and lower interest costs were only partially offset by an increase in selling, general and administrative expense levels. Reported diluted net income per share for the third quarter of 2003 rose 20.0% to $.66 from $.55 in 2002, including an $.08 benefit from currency exchange rates. Excluding a one-time charge of $.02 per share in 2002, Q3 2003 diluted net income per share increased 15.8%. Year-to-date diluted EPS of $2.01, which includes a $.23 currency exchange rate benefit, increased 17.5% on a reported basis and 16.2% excluding the one time charge in 2002.

Discontinued (Diagnostics) Operations:

All activities related to discontinuing this business, which provided diluted EPS of $.04 in the first half of 2003, were completed in the second quarter.

RESULTS FOR CONTINUING OPERATIONS (all percentage comparisons are to comparable periods in 2002):

Reported sales in the third quarter increased 3.1% to $314.2 million from $304.8 million in 2002. The reported year-to-date gain was 7.2%, with reported sales increasing to $976.0 million in 2003 from $910.7 million in 2002. The weaker U.S. dollar contributed 4.7% and 7.1% of the third quarter and year-to-date gains, respectively. Price increases moderated slightly from earlier quarters, providing another 2.8% and 3.0% of this third quarter and year-to-date growth, respectively. Overall unit volumes for the third quarter declined 4.4%, largely comparable to the second quarter 2003 decline. Reported sales growth, currency benefits and currency adjusted sales changes (a measure used by management and believed useful to investors to judge the Company's controllable, local currency growth) were as follows:

                                       Three Months Ended                               Nine Months Ended
                                       September 30, 2003                               September 30, 2003
                           ------------------------------------------    ------------------------------------------
                                        Currency      Currency                          Currency       Currency
                           Reported     Benefit       Adjusted            Reported       Benefit       Adjusted
                           --------     -------       --------            --------       -------       --------
Scientific Research          4.6%         5.1%          (0.5%)              7.5%          7.4%           0.1%
Biotechnology                3.0%         4.3%          (1.3%)              9.4%          6.8%           2.6%
Fine Chemicals              (1.8%)        4.2%          (6.0%)              3.3%          6.6%          (3.3%)
     Total                   3.1%         4.7%          (1.6%)              7.2%          7.1%           0.1%


Scientific Research: Currency adjusted sales in the third quarter benefited from price increases of 3.8%, a modest reduction from the 4.2% gain realized in the first half of 2003 as we continued to carefully monitor market prices and sought to maintain pricing in line with our competitors. While overall unit volumes remained below those achieved in the third quarter of 2002, results in both domestic and international markets did improve from levels experienced in the second quarter of 2003. Results in the U.S. continued to be affected by demand declines from pharmaceutical companies. Currency adjusted sales in international markets that had little growth in the second quarter of 2003 rebounded to show modest growth in the third quarter, despite softness in sales to European pharmaceutical customers that paralleled recent trends experienced in the U.S. market.

Biotechnology: The 1.3% currency adjusted sales decline in the third quarter of 2003 reflects a price gain of 2.6% offset by a volume decline of 3.9%. Consistent with first half performance, third quarter volume growth was impacted by reduced demand for synthetic DNA from U.S. customers. Compared to the second quarter of 2003, third quarter growth was affected by a decline in sales of various animal-sourced serum products in both U.S. and international markets due to constrained market supply. All other product areas continued to increase.

Web-based Research (Scientific Research and Biotechnology) Sales: Electronic ordering by U.S. research customers through the Company's web site (rated #1 by Bioinformatics in both 2002 and 2003) remained consistent with Q2 levels at 27% of sales. Strong increases internationally boosted overall web-based ordering to 21% of our worldwide research sales in Q3, up from 19% in Q2.

Fine Chemicals: Currency adjusted sales in the third quarter once again demonstrated the traditional inconsistent "lumpy" quarterly performance inherent in this business. After achieving second quarter results that were in-line with last year's second quarter, currency adjusted sales in the third quarter of 2003 declined by 6.0%. Sales in the U.S. market continued the trend of weaker demand from U.S. pharmaceutical customers that began in the third quarter of 2002. Sales to European pharmaceutical and industrial customers declined as the economies there began to show the same sluggishness experienced earlier in the U.S. Booked orders for future delivery, one partial indicator of possible future sales activity, also settled back to historical levels after achieving a record level at the end of Q2.

INCOME ANALYSIS:

The Company's reported Q3 and year-to-date net income and diluted earnings per share for continuing and discontinued operations, before and after currency impacts in 2003 and a one-time charge in 2002, are summarized below:

                                                                         Three Months Ended          Three Months Ended
                                                                         September 30, 2003          September 30, 2002
                                                                    ---------------------------  --------------------------
                                                                                      Diluted                     Diluted
                                                                      Net Income      Earnings    Net Income     Earnings
                                                                      (millions)     Per Share    (millions)     Per Share
                                                                    -------------  ------------  ------------  ------------
Net income from continuing operations before currency impact
 and one-time charge                                                  $  41.0          $ 0.58    $ 42.1         $ 0.57

Currency impact on continuing operations                                  5.8            0.08         -              -
                                                                    -------------  ------------  ------------  ------------
Net income from continuing operations before one-time charge             46.8            0.66      42.1           0.57

Department of Commerce settlement                                           -               -      (1.8)         (0.02)
                                                                    -------------  ------------  ------------  ------------
Reported net income from continuing operations                           46.8            0.66      40.3           0.55

Net income from discontinued operations                                     -               -       0.6           0.01

Net gain on disposition of discontinued operations                          -               -       5.6           0.07
                                                                    -------------  ------------  ------------  ------------
Total reported net income                                             $  46.8          $ 0.66    $ 46.5         $ 0.63
                                                                    =============  ============  ============  ============

                                                                         Nine Months Ended            Nine Months Ended
                                                                         September 30, 2003           September 30, 2002
                                                                    ---------------------------  --------------------------
                                                                                      Diluted                      Diluted
                                                                      Net Income      Earnings     Net Income      Earnings
                                                                      (millions)     Per Share     (millions)     Per Share
                                                                    -------------  --------------  ----------  ------------
Net income from continuing operations before currency impact
 and one-time charge                                                  $ 127.5          $ 1.78        $127.6       $ 1.73

Currency impact on continuing operations                                 16.2            0.23             -            -
                                                                    -------------  --------------  ----------  ------------
Net income from continuing operations before one-time charge            143.7            2.01         127.6         1.73

Department of Commerce settlement                                           -               -          (1.8)       (0.02)
                                                                    -------------  --------------  ----------  ------------
Reported net income from continuing operations                          143.7            2.01         125.8         1.71

Net income (loss) from discontinued operations                            1.1            0.02          (4.4)       (0.06)

Net gain (loss) on disposition of discontinued operations                 1.6            0.02         (57.4)       (0.78)
                                                                    -------------  --------------  ----------  ------------
Total reported net income                                             $ 146.4          $ 2.05        $ 64.0       $ 0.87
                                                                    =============  ==============  ==========  ============

Reported operating income improved to 22.1% and 21.9% of sales for the third quarter and first nine months of 2003, respectively, compared to reported operating income of 20.5% and 21.3% of sales for the third quarter and first nine months of 2002, respectively. Excluding the impact of the one-time charge for the Department of Commerce settlement in the third quarter of 2002 (an exclusion used in management reports to judge the Company's performance and believed useful to investors), operating income margins for the third quarter and first nine months of 2002 were 21.1%and 21.5% of sales, respectively. The operating margin improvement in the third quarter and first nine months of 2003 reflects improved gross margins in the third quarter of 2003 as well as continued success in controlling operating expenses. Gross margins exceeded 52% in Q3 2003 -- higher than both the comparable quarter of 2002 and the earlier quarters of 2003 -- as favorable product mix and cost reductions from process improvements were only partially offset by higher insurance and employee benefit costs and smaller price gains. S,G&A costs increased as a percent of sales in Q3 2003 as savings from process improvement activities only partially offset the impact of: lower sales compared to earlier quarters of 2003; the relatively fixed nature of selling, general and administrative expenses; and increased costs from sales force additions, new marketing programs and higher insurance, employee benefit and legal defense costs. Process improvement activities are on track to meet or beat our annual cost reduction goal of $15 million, with reductions exceeding $12 million achieved through the first nine months. Reported pretax income from continuing operations was 21.4% and 21.1% of sales for the third quarter and first nine months of 2003, respectively, up from 19.4% and 20.1% of sales for the third quarter and first nine months of 2002, respectively. Excluding the impact of the one-time charge (an exclusion used in management reports to judge the Company's performance and believed useful to investors), pretax margins for the third quarter and first nine months of 2002 were 20.0% and 20.3% of sales, respectively. The 2003 margins reflect lower interest costs from reduced interest rates and amounts borrowed, as well as the improved operating results noted above.

The effective tax rate for the third quarter and first nine months of 2003 remained at 30.2%, reflecting benefits from modest increases in various tax credits and reductions in overall international and state tax rates versus prior year levels. The effective tax rate for all of 2003 should remain near this level, with minor variation, if any, in the final quarter coming from changes in activity levels in tax credit generating functions and geographic area sales mix changes.

OUTLOOK:
We expect our overall currency adjusted sales growth rate to improve in the final quarter of 2003. Price gains may well show another modest decline from current levels as we plan to continue to match competitive levels. While seeing some stability in U.S. markets, we believe worldwide market softness will persist, with accelerating spending in life science areas offset by continuing pharmaceutical consolidation and ongoing political and healthcare concerns in selected countries. Efforts to boost sales growth through new sales and marketing initiatives and product introductions from stepped-up R&D activities, all launched earlier this year, are expected to improve unit volumes over the next several quarters. To enhance our efforts in the U.S., we have increased our planned addition of sales representatives from the 30 announced earlier to 40, of which 29 were on board as of September 30, 2003. As announced last quarter, we have also supplemented our European sales force through the addition of 12 new reps. New marketing programs remain focused on higher potential growth areas such as molecular biology and cell signaling, with new campaigns in other key life science and fine chemicals areas scheduled to follow. While these initiatives gain momentum, we plan to continue our attempts to gain market share by promoting existing products and capabilities to enhance short-term sales growth.

At September 30, 2003 exchange rates, we anticipate that currency will continue to benefit both sales and earnings growth in the final quarter of 2003. Continued benefits from process improvement initiatives and lower interest costs are expected to offset the increasing costs of our new sales and marketing initiatives, employee benefits and insurance, allowing us to maintain pre-tax margins at roughly 21%. Additional modest share repurchase activities may also benefit EPS. Based on these expectations and all known factors, management is reaffirming its estimate of projected diluted EPS from continuing operations for all of 2003 in the range of $2.65 to $2.68, with modest upside potential possible if the U.S. dollar weakens after September 30, 2003.



OTHER INFORMATION:

Currency Impacts: With over 50% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company's controllable, local currency performance. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur during the remainder of 2003 to applicable rates of exchange and are thus unable to provide a reconciliation of the projected non-GAAP currency adjusted internal growth rates to reported GAAP growth rates for the year 2003 as required by Regulation G adopted by the Securities and Exchange Commission. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Share Repurchase: Through September 30, 2003, a total of 33.8 million shares (out of an authorized repurchase of 35.0 million shares) had been acquired since beginning the program in late 1999 at an average purchase price of $34.17 per share. There were 70.2 million shares outstanding at September 30, 2003. The Company expects to continue share repurchases to acquire the remaining 1.2 million authorized shares, but the timing and number of shares purchased, if any, will depend upon market conditions and other factors.

Cash, Working Capital, Debt and ROE: Cash generated from operating activities, active management of working capital, efforts to increase the productivity of our facilities, and an increase in borrowings in Q3 2003 combined to increase cash balances by $65 million to a record level of $118.6 million at September 30, 2003. The recent 78% increase in our quarterly dividend would require about $20 million in additional cash outlays on an annual basis. At prices ranging from $50-55 per share, completion of our existing repurchase authorization would require roughly $60-66 million in cash. And capital expenditures of $36.5 million for the first nine months of 2003 are expected to increase to our previously shared annual target of $60 million by year-end. While we'll continue to search for acquisition opportunities, they must meet long-term return goals. We remain hopeful that current market conditions and the prices of recently announced transactions will return potential sellers' expectations to more realistic levels.

An increase in international accounts receivable days sales outstanding (DSO) boosted overall DSO at September 30, 2003 to 56 days, a two-day increase from the prior quarter end but a one-day improvement from the December 31, 2002 level. Domestic days sales outstanding of 36 at September 30, 2003 represents a 38% improvement since December 31, 2000 -- which helped us gain recognition as the Gold Medal winner for "innovation and best in class results in the area of Credit Risk Management" at Treasury & Risk Management magazine's recent 8th Annual Alexander Hamilton Awards ceremonies. Active inventory management programs held inventory levels at quarter end largely in-line with the June 30, 2003 level, with the 7.5 months on hand at September 30, 2003 representing a 6% reduction from the 8.0 months on hand at year-end 2002. Since December 31, 2002, service levels improved while reported inventories have declined by $7.5 million, with increased valuations of $16.3 million due to currency exchange rates masking an overall $23.8 million reduction in quantities on shelves.

At September 30, 2003, short-term borrowings were $42 million at a weighted average interest rate of 1.1% and long-term debt was $176 million at a weighted average interest rate of 6.6%. Return on equity improved to 20.6%, achieving our 20% goal one year earlier than our initially planned timetable shared back in late 1999.

CEO's STATEMENT: Commenting on third quarter performance and on our outlook, Chairman and CEO David Harvey said: "Given current worldwide economic conditions and continued sluggishness in our markets, I am pleased that we have been able to deliver better profit margins, continue strong growth in earnings per share and achieve our targeted return on equity one year ahead of schedule. But to sustain our margins and ROE, currency adjusted sales growth must improve. While thankful for the nice lift from currency exchange rates, we continue to focus on what we can control. I firmly believe that the initiatives we launched at the beginning of this year in sales, marketing, business development and R&D will begin to boost sales growth in upcoming quarters. New sales managers are gaining experience while experienced ones are expanding account coverage. New marketing initiatives are focused on ever-expanding opportunities in life science and high technology. Our activity levels have never been higher and we've never worked harder to provide superior returns to our shareholders."

Harvey continued: "I've said on many occasions that Sigma-Aldrich is "world class" in operations -- in getting products to our customers when and where they need them, in a safety record that's the envy of our competitors, in profit margins far superior to others in our field, and in effectively managing our working capital. A recent survey by Bioinformatics reconfirmed these claims, ranking us Number 1 in service. Our record on safety far exceeds the averages for our industry. And our margins, Gold Medal in credit management and significant results in inventory management speak for themselves. We seek to achieve similar stature in sales and in everything that we do to continue to distinguish ourselves from our competitors and be among the leaders in satisfying our shareholders. I am confident that we're doing the things that will get us there."

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and chemical manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 34 countries and has 6,000 employees providing excellent service worldwide. We are committed to the success of our Customers, Employees and Shareholders through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including without limitation the "Highlights", "Income Analysis", "Outlook", "Other Information-Share Repurchase" and "CEO's Statement" sections contained above and other statements regarding the Company's expectations, goals, beliefs, intentions and the like regarding future sales, earnings, return on equity, share repurchases, capital expenditures and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) other changes in the business environment in which the Company operates, (3) changes in research funding, (4) uncertainties surrounding government healthcare reform, (5) government regulations applicable to the business, (6) the impact of fluctuationsin interest rates and foreign currency exchange rates, (7) the effectiveness of the Company's further implementation of its global software systems, (8) the ability to retain customers, suppliers and employees and (9) the outcome of the matters described in Note 13- Contingent Liabilities and Commitments-in the Company's Form 10-Q for the quarterly period ended June 30, 2003. The Company does not undertake any obligation to update these forward-looking statements.

                            SIGMA-ALDRICH CORPORATION
                  Consolidated Statements of Income (Unaudited)
                     (in thousands except per share amounts)

                                                                                   Three Months                 Nine Months
                                                                                Ended September 30,         Ended September 30,
                                                                             -------------------------  --------------------------
                                                                                 2003          2002         2003           2002
                                                                             ------------  -----------  -------------  -----------
Net sales                                                                    $    314,185  $   304,830  $     975,953  $   910,723
    Cost of products sold                                                         149,931      152,115        474,145      447,484
                                                                             ------------  -----------  -------------  -----------
Gross profit                                                                      164,254      152,715        501,808      463,239
    Selling, general and administrative expenses                                   84,597       80,416        256,704      238,626
    Research and development expenses                                              10,270        9,855         31,538       30,436
    Interest, net                                                                   2,306        3,269          7,680       11,030
                                                                             ------------  -----------  -------------  -----------
Income from continuing operations before income taxes                              67,081       59,175        205,886      183,147
    Provision for income taxes                                                     20,258       18,888         62,178       57,318
                                                                             ------------  -----------  -------------  -----------
Net income from continuing operations                                              46,823       40,287        143,708      125,829
Discontinued operations:
    Net income (loss) from operations of discontinued business, net of taxes            -          617          1,047       (4,474)
    Net gain (loss) on disposition of discontinued operations, net of taxes             -        5,600          1,625      (57,400)
                                                                             ------------  -----------  -------------  -----------
Net income                                                                   $     46,823  $    46,504  $     146,380  $    63,955
                                                                             ============  ===========  =============  ===========


Weighted average number of shares outstanding - Basic                              70,687       72,979         70,902       73,083
                                                                             ============  ===========  =============  ===========
Weighted average number of shares outstanding - Diluted                            71,435       73,623         71,500       73,677
                                                                             ============  ===========  =============  ===========


Net income per share - Basic
    Net income from continuing operations                                    $       0.66  $      0.55  $        2.03  $      1.72
    Net income (loss) from operations of discontinued business, net of taxes            -         0.01           0.02        (0.06)
    Net gain (loss) on disposition of discontinued operations, net of taxes             -         0.08           0.02        (0.78)
                                                                             ------------  -----------  -------------  -----------
    Net income                                                               $       0.66  $      0.64  $        2.07  $      0.88
                                                                             ============  ===========  =============  ===========


Net income per share - Diluted
    Net income from continuing operations                                    $       0.66  $      0.55  $        2.01  $      1.71
    Net income (loss) from operations of discontinued business, net of taxes            -         0.01           0.02        (0.06)
    Net gain (loss) on disposition of discontinued operations, net of taxes             -         0.07           0.02        (0.78)
                                                                             ------------  -----------  -------------  -----------
    Net income                                                               $       0.66  $      0.63  $        2.05  $      0.87
                                                                             ============  ===========  =============  ===========

                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                        (Unaudited)                                                      (Unaudited)
                                       September 30,    December 31,                                    September 30, December 31,
                                           2003             2002                                             2003         2002
                                       -------------    ------------                                    ------------- ------------
ASSETS                                                                  LIABILITIES AND
                                                                        STOCKHOLDERS' EQUITY
Cash and cash equivalents              $     118,590    $     52,382    Short-term debt                 $      41,888 $     89,930
Accounts receivable, net                     187,815         175,356    Accounts payable                       69,242       69,184
Inventories                                  413,843         421,368    Accrued expenses                       87,160       76,730
Other current assets                          41,967          45,396    Accrued income taxes                   30,201       25,949
                                                                        Current liabilities of
Current assets held for sale                       -             385    discontinued operations                     -        3,860
                                       -------------    ------------                                    ------------- ------------
Total current assets                         762,215         694,887    Total current liabilities             228,491      265,653

                                                                        Long-term debt                        176,425      176,805
Property, plant and equipment, net           532,210         535,797    Noncurrent liabilities                 72,907       65,024
Other assets                                 168,006         158,972    Stockholders' equity                  984,608      882,174
                                       -------------    ------------                                    ------------- ------------
Total assets                           $   1,462,431    $  1,389,656    Total liabilities and equity    $   1,462,431 $  1,389,656
                                       =============    ============                                    ============= ============

                            SIGMA-ALDRICH CORPORATION
           Condensed Consolidated Statements of Cash Flows (Unaudited)
                                 (in thousands)

                                                                                                Nine Months
                                                                                            Ended September 30,
                                                                                     --------------------------------
                                                                                        2003                   2002
                                                                                     ---------               --------
Cash flows from operating activities:
  Net income                                                                         $ 146,380               $ 63,955
  Adjustments:
    Net (income) loss from operations of discontinued business                          (1,047)                 4,474
    Net (gain) loss on disposition of discontinued operations                           (1,625)                57,400
    Depreciation and amortization                                                       51,286                 50,346
    Net changes in assets and liabilities                                               30,571                 70,010
                                                                                     ---------               --------
     Net cash provided by operating activities of continuing operations                225,565                246,185
     Net cash (used in) provided by operating activities of discontinued operations        (39)                 9,582
                                                                                     ---------               --------
     Net cash provided by operating activities                                         225,526                255,767
                                                                                     ---------               --------

Cash flows from investing activities:
  Net property additions                                                               (34,193)               (41,232)
  Proceeds from disposition of discontined operations                                    1,010                  3,559
  Other                                                                                 (1,199)                (7,255)
                                                                                     ---------               --------
     Net cash used in investing activities of continuing operations                    (34,382)               (44,928)
     Net cash used in investing activities of discontinued operations                        -                 (2,286)
                                                                                     ---------               --------
     Net cash used in investing activities                                             (34,382)               (47,214)
                                                                                     ---------               --------

Cash flows from financing activities:
  Net repayment of debt                                                                (48,421)              (131,298)
  Payment of dividends                                                                 (24,056)               (18,693)
  Treasury stock purchases                                                             (65,381)               (69,008)
  Exercise of stock options                                                             12,782                 18,893
                                                                                     ---------               --------
     Net cash used in financing activities                                            (125,076)              (200,106)
                                                                                     ---------               --------

Effect of exchange rate changes on cash                                                    140                 (6,366)
                                                                                     ---------               --------
Net change in cash and cash equivalents                                                 66,208                  2,081
Cash and cash equivalents at January 1                                                  52,382                 37,637
                                                                                     ---------               --------
Cash and cash equivalents at September 30                                            $ 118,590               $ 39,718
                                                                                     =========               ========

     Supplemental Financial Information - Continuing Operations (Unaudited)
                                 (in thousands)

                                                 Three Months                           Nine Months
                                              Ended September 30,                   Ended September 30,
                                          ---------------------------        --------------------------------
Business Unit sales                          2003              2002             2003                  2002
                                          ---------         ---------        ---------              ---------
  Scientific Research                     $ 187,761         $ 179,480        $ 577,423              $ 536,907
  Biotechnology                              71,746            69,688          221,744                202,697
  Fine Chemicals                             54,678            55,662          176,786                171,119
                                          ---------         ---------        ---------              ---------
     Total                                $ 314,185         $ 304,830        $ 975,953              $ 910,723
                                          =========         =========        =========              =========